EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President – Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Reports Third Quarter 2013 Results

Revenues up 4 percent and Adjusted E.P.S. of $0.61 up 9 percent

ALPHARETTA, GEORGIA – November 6, 2013 – Neenah Paper, Inc. (NYSE:NP) today reported earnings from continuing operations of $0.68 per diluted common share in the third quarter of 2013 compared with earnings of $0.55 per share in the third quarter of 2012. After excluding net impacts of a research and development tax credit in 2013 and other unusual costs in both years, adjusted earnings in the third quarter of 2013 were $0.61 per diluted common share and compared to adjusted earnings of $0.56 per share in the third quarter of 2012. Adjusted earnings are reconciled to comparable GAAP figures later in this release.

Net sales of $214.1 million in the third quarter of 2013 increased four percent compared with the third quarter of 2012. Operating income of $16.4 million was also ahead of the prior year period as mid-single digit growth in Fine Paper and Technical Products was partly offset by higher unallocated corporate expense. Net income of $11.4 million in 2013 grew from $9.1 million in the prior year as a result of higher operating income, lower interest expense and reduced tax expense after including the tax credit.

“Both of our business segments performed well in the quarter, with each delivering solid top line growth and an improved bottom line. Technical Products expanded globally behind strong filtration and specialty tape growth, while Fine Paper continued to generate attractive returns through a more efficient operating platform and a higher value mix of products,” said John O’Donnell, Chief Executive Officer. “Cash flow from operations was an impressive $35 million, anchored by strong business earnings and supplemented by improvements in working capital. Our cash generation and strong balance sheet are providing the financial flexibility to deliver on our commitment to increase cash returns to shareholders while pursuing value-adding growth investments in performance-oriented technical products.”

Quarterly Segment and Other Financial Results

Technical Products net sales were $104.4 million in the third quarter of 2013 and increased six percent compared with $98.7 million in the prior year period. The higher sales resulted from increased volume, favorable currency effects and a more favorable product mix. Gains were led by double-digit growth in filtration, as well as increases in tape and labels that combined were partly offset by lower sales of industrial and building products. Selling prices were lower in the third quarter of 2013 as a result of contractual price adjusters for certain customers based on input costs, as well as more competitive conditions in some markets.

Operating income for Technical Products of $6.7 million in the third quarter of 2013 increased five percent compared with $6.4 million in the third quarter of 2012. The higher income in 2013 resulted from improved manufacturing efficiencies, higher volumes and lower input costs that were partly offset by lower selling prices.

Fine Paper net sales of $102.6 million in the third quarter of 2013 increased four percent compared with prior year sales of $99.1 million. Volumes decreased slightly in the quarter as growth in acquired brands and luxury packaging grades was offset by a decline in lower value non-branded business. Net sales increased overall in 2013 as benefits from an improved mix of products sold and higher selling prices more than offset the lower volume.

Operating income of $13.3 million in the third quarter of 2013 was up four percent compared to $12.8 million in 2012. The increased income in the current year resulted from improved manufacturing efficiencies, a higher value mix and increased selling prices that more than offset higher input prices and increased selling and distribution costs in support of acquired brands.

Unallocated Corporate and Other includes unallocated corporate costs and results from acquired non-premium paper grades. Unallocated corporate costs were $3.9 million in the third quarter of 2013 and $3.4 million in the prior year period. The unfavorable comparison with the prior year reflected lower costs in 2012 due to timing of expenses. Sales of acquired non-premium grades were $7.1 million in 2013, with operating income of $0.3 million; in 2012, sales were $8.5 million, with operating income of $0.5 million.

Consolidated selling, general and administrative (SG&A) expense was $19.8 million in the third quarter of 2013 compared to $18.5 million in the third quarter of 2012. Higher costs in 2013 included added costs to support acquired Fine Paper brands as well as lower costs in 2012 due to timing of corporate spending items.

Net interest expense of $2.6 million in the third quarter of 2013 compared to $3.3 million in the same quarter of 2012. The decline in interest expense in 2013 resulted primarily from lower interest rates in 2013 following the early redemption and refinancing of the Company’s Senior Notes in May 2013.

The effective income tax rate for the third quarter of 2013 of 17 percent compared to a rate of 29 percent in the third quarter of 2012. The lower rate in 2013 was primarily due to recognition of $1.4 million of research and development tax credits. For the full year, the effective tax rate excluding this credit is expected to be approximately 35 percent.

Cash provided by operations in the third quarter of 2013 was $34.5 million compared to $32.1 million generated in the third quarter of 2012. Increased cash generation in 2013 resulted from higher income and improved working capital efficiencies compared to the prior year. Capital spending of $10.7 million in the third quarter of 2013 compared with $6.5 million in the prior year period. Planned capital spending for the year is expected to be within the company’s targeted range of $25 to $30 million.

Debt and Cash and Cash Equivalents as of September 30, 2013 were $193.1 million and $48.2 million compared to June 30, 2013 balances of $192.8 million and $26.9 million, respectively. The increase in cash balances in the third quarter of 2013 primarily resulted from cash provided by operations less capital spending and dividends.

Year to Date

Year-to-date net sales of $639.6 million in 2013 increased four percent compared to $616.2 million in 2012. The increased revenues resulted from a seven percent gain in Fine Paper sales, primarily reflecting volume growth mostly from acquired brands as well as a higher value mix of products sold. Technical Products sales also increased by two percent as a result of favorable currency impacts, volume growth, and a higher value product mix. Other segment sales declined eleven percent primarily as a result of lower volumes of these non-strategic grades.

Operating income of $61.2 million in 2013 increased from $54.5 million in 2012. Higher income in 2013 resulted from increased income in Fine Paper and lower Unallocated Corporate Expense. Fine Paper increased due to volume growth and a higher value mix while Unallocated Corporate Expense primarily reflected lower costs in 2013 for pension settlements. Income from continuing operations was $36.3 million in 2013 and $30.8 million in 2012. Increased income in 2013 resulted from higher operating income as well as lower interest expense in 2013 and benefits in 2013 from the R&D tax credit. Income from discontinued operations of $2.6 million in 2013 was due to a refund following the final settlement and closure of the pension plan of Neenah’s former Terrace Bay pulp operation.

Cash provided by operating activities of $64.5 million for the nine months ended September 30, 2013 was $42.6 million higher than cash provided by operating activities of $21.9 million in the prior year period.  The favorable comparison was primarily due to a $21.5 million year-over-year decrease in our investment in working capital as well as payments in 2012 for acquisition costs related to the purchase and integration of the Wausau brands ($11.3 million) and SERP benefits ($6.9 million).

Year-to-date capital spending of $20.4 million compared to $15.8 million in the prior year.

Reconciliation to GAAP Measures

The company will report adjustments to GAAP figures when they are believed to communicate more clearly results of ongoing operations. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below:

Continuing Operations

	Third Quarter		YTD
$ millions	2013	2012	2013	2012

GAAP Operating Income	$16.4	$16.3	$61.2	$54.5
Integration/Restructuring Costs	0.4	0.3	0.6	4.7
Pension settlement charge	—	—	0.2	3.5
Early extinguishment of debt	—	—	0.5	0.2
Adjusted Operating Income	$16.8	$16.6	$62.5	$62.9

GAAP Income	$11.4	$9.2	$36.3	$30.8
Integration/Restructuring Costs	0.2	0.2	0.4	2.9
Pension settlement charge	—	—	0.1	2.2
Early extinguishment of debt	—	—	0.3	0.1
R&D Tax credit	(1.4)	—	(1.4)	—
Adjusted Income	$10.2	$9.4	$35.7	$36.0

GAAP Earnings per Diluted Common Share	$0.68	$0.55	$2.18	$1.87
Integration/Restructuring Costs	0.01	0.01	0.02	0.18
Pension settlement charge	—	—	0.01	0.14
Early extinguishment of debt	—	—	0.02	—
R&D Tax credit	(0.08)	—	(0.08)	—
Adjusted Earnings per Share	$0.61	$0.56	$2.15	$2.19

Diluted Shares	16,469	16,145	16,338	15,982

Conference Call

A webcast will be held to discuss third quarter earnings and other matters of interest at 11:00 a.m. Eastern time on Thursday, November 7, 2013. Stockholders and other interested parties are invited either to listen live to the webcast via the Neenah internet site at www.neenah.com by clicking on the Investors tab and going to the Events page or participate actively in the call by dialing (888) 893-0989 from the U.S. and Canada or (706) 758-4223 for other locations. All participants should use conference ID 80096811.

A replay of the call will be available through the company’s web site until December 12, 2013 and may also be accessed by dialing (855) 859-2056 in the U.S. or (404) 537-3406 internationally, using conference ID 80096811.

About Neenah Paper, Inc.

Neenah is a leader in premium image and performance-based products, including filtration, specialized substrates used for tapes, labels and other products, and high-end printing papers. Products are marketed under well-known brands such as CLASSIC®, ASTROBRIGHTS®, ENVIRONMENT®, CRANE®, ROYAL SUNDANCE®, Southworth® KIMDURA®, Gessner®, JET-PRO® SofStretch™ and varitess®. Neenah is headquartered in Alpharetta, Georgia and its products are sold in over 70 countries worldwide from manufacturing operations in the United States and Germany. Additional information can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net Sales	$214.1	$206.3	$639.6	$616.2
Cost of products sold	177.0	170.6	516.2	494.8
Gross Profit	37.1	35.7	123.4	121.4
Selling, general and administrative expenses	19.8	18.5	60.0	57.1
One-time adjustments (1) (2)	0.4	0.3	1.3	8.4
Other expense - net	0.5	0.6	0.9	1.4
Operating Income	16.4	16.3	61.2	54.5
Interest expense-net	2.6	3.3	8.3	10.4
Income From Continuing Operations Before Income Taxes	13.8	13.0	52.9	44.1
Provision for income taxes	2.4	3.8	16.6	13.3
Income From Continuing Operations	11.4	9.2	36.3	30.8
Income from discontinued operations, net of income taxes	—	(0.1)	2.6	(0.1)
Net Income	$11.4	$9.1	$38.9	$30.7

Earnings Per Common Share:
Basic
Continuing Operations	$0.69	$0.56	$2.22	$1.90
Discontinued Operations	—	—	0.16	—
	$0.69	$0.56	$2.38	$1.90

Diluted
Continuing Operations	$0.68	$0.55	$2.18	$1.87
Discontinued Operations	—	—	0.16	—
	$0.68	$0.55	$2.34	$1.87

Weighted Average Common Shares Outstanding (in thousands)
Basic	16,089	15,828	16,016	15,655

Diluted	16,469	16,145	16,338	15,982

(1) Results for the three months ended September 30, 2013, include integration and restructuring costs of $0.4 million. Results for the three months ended September 30, 2012, include integration costs of $0.3 million.

(2) Results for the nine months ended September 30, 2013, include integration and restructuring costs of $0.6 million, a supplemental executive pension plan settlement charge of $0.2 million and costs related to the early extinguishment of debt of $0.5 million. Results for the nine months ended September 30, 2012, include integration costs of $4.7 million, a supplemental executive pension plan settlement charge of $3.5 million and costs related to the early extinguishment of debt of $0.2 million.

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net Sales:
Technical Products	$104.4	$98.7	$317.2	$311.6
Fine Paper	102.6	99.1	302.0	281.8
Other	7.1	8.5	20.4	22.8
Consolidated	$214.1	$206.3	$639.6	$616.2

Operating Income:
Technical Products	$6.7	$6.4	$28.3	$31.2
Fine Paper	13.3	12.8	45.1	36.9
Other	0.3	0.5	—	1.8
Unallocated corporate costs	(3.9)	(3.4)	(12.2)	(15.4)
Consolidated	$16.4	$16.3	$61.2	$54.5

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$48.2	$7.8
Accounts receivable - net	100.7	79.6
Inventories	99.4	102.9
Deferred income taxes	22.8	27.2
Prepaid and other current assets	15.3	16.6
Total current assets	286.4	234.1
Property, plant and equipment - net	257.7	254.8
Deferred income taxes	21.4	35.3
Goodwill and other intangibles - net	81.0	75.4
Other non-current assets	13.5	11.1
Total assets	$660.0	$610.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$1.7	$4.7
Accounts payable	41.7	35.1
Accrued expenses	48.1	47.6
Total current liabilities	91.5	87.4
Long-term debt	191.4	177.6
Deferred income taxes	15.9	12.5
Non-current employee benefits	113.6	131.1
Other noncurrent obligations	1.0	4.3
Total liabilities	413.4	412.9
Stockholders’ equity	246.6	197.8
Total liabilities and stockholders’ equity	$660.0	$610.7

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Operating Activities
Net income	$38.9	$30.7
Depreciation and amortization	21.8	21.8
Stock-based compensation	4.0	3.9
Excess tax benefit from stock-based compensation	(0.4)	(5.1)
Deferred income tax provision	13.7	8.9
Inventory acquired in acquisitions	(1.8)	(6.6)
SERP payments, net of settlement charge	(0.2)	(3.4)
Loss on early extinguishment of debt	0.5	0.2
Non-cash effects of changes in liabilities for uncertain income tax positions	(0.2)	—
Increase in working capital	(5.3)	(26.8)
Pension and other postretirement benefits	(5.9)	(1.3)
Other	(0.6)	(0.4)
Net cash provided by (used in) operating activities	64.5	21.9
Investing Activities
Capital expenditures	(20.4)	(15.8)
Purchase of brands	(5.2)	(14.1)
Decrease in restricted cash	—	7.0
Purchase of marketable securities	—	(0.1)
Other	0.8	0.2
Cash used in investing activities	(24.8)	(22.8)
Financing Activities
Short and long-term borrowings — net of debt issuance costs	215.5	46.4
Repayment of debt	(208.5)	(49.4)
Proceeds from exercise of stock options	2.4	4.9
Shares purchased	(0.7)	(6.3)
Cash dividends paid	(8.2)	(5.8)
Excess tax benefit from stock-based compensation	(0.1)	4.9
Cash provided by financing activities	0.4	(5.3)
Effect of exchange rates on cash and cash equivalents	0.3	—
Net increase (decrease) in cash and cash equivalents	40.4	(6.2)
Cash and Cash Equivalents at Beginning of Year	7.8	12.8
Cash and Cash Equivalents at End of Period	$48.2	$6.6